Filed pursuant to Rule 424(b)(5)
File No. 333-163861

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 27, 2010)

700,000 Shares

8.5% Series B Cumulative Preferred Stock

(Liquidation Preference $25.00 Per Share)

We are offering up to 700,000 shares of our 8.5% Series B Cumulative Preferred Stock, which we refer to as the Series B Preferred Stock. Distributions on the Series B Preferred Stock will be payable quarterly at an annual rate of 8.5% of the $25.00 liquidation preference, or $2.125 per share of Series B Preferred Stock per year. The first distribution on the Series B Preferred Stock sold in this offering will be paid on April 1, 2013, will be for less than a full quarter and will reflect distributions accumulated from (but excluding) the date of original issuance through April 1, 2013.

Generally, we may not redeem the Series B Preferred Stock until January 31, 2018. On and after January 31, 2018, we may, at our option, redeem the Series B Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. In addition, upon the occurrence of a Change of Control (as defined herein), we may, at our option, redeem the Series B Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. To the extent we exercise our redemption right relating to the Series B Preferred Stock, the holders of Series B Preferred Stock will not be permitted to exercise the conversion right described below in respect of their shares called for redemption. The Series B Preferred Stock has no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a Change of Control by the holders of Series B Preferred Stock.

Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (subject to our right to redeem the Series B Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined herein)) to convert some or all of the Series B Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock (or the equivalent value of the alternative consideration) as described in this prospectus supplement.

Holders of the Series B Preferred Stock generally have no voting rights except for limited voting rights if we fail to pay distributions on the Series B Preferred Stock for six or more quarterly periods (whether or not consecutive) or we fail to maintain the listing of the Series B Preferred Stock on a national securities exchange for a period of at least 180 consecutive days.

The underwriters are selling the shares of Series B Preferred Stock on a “best efforts” basis. The underwriters are not required to sell any specific number of securities but will use their best efforts to sell the securities offered in this prospectus supplement. The underwriters will receive a commission with respect to such sales. There is no arrangement for funds to be received in escrow, trust or similar arrangement. For additional information regarding our arrangement with the underwriters and underwriting compensation, please see “Underwriting” beginning on page S-31 of this prospectus supplement.

There is currently no market for our Series B Preferred Stock. Subject to issuance, we anticipate that the outstanding shares of Series B Preferred Stock will be listed on the New York Stock Exchange under the symbol “DMPrB.”

Investing in the Series B Preferred Stock involves risks that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement and appearing under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

	Per Share	Total
Public offering price of the shares	$23.00	$16,100,000
Underwriting discounts and commissions in connection with the stock offering	$1.265	$885,500
Proceeds, before expenses, to us	$21.735	$15,214,500

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect that the Series B Preferred Stock will be ready for delivery in book-entry form only through The Depository Trust Company on or about January 31, 2013.

Sole Book-Running Manager

MLV & Co.

Co-Managers

Dougherty & Company	Northland Capital Markets

The date of this prospectus supplement is January 24, 2013.

Prospectus Supplement

Prospectus

You should rely only on the information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us and filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized any other person to provide you with different or additional information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Neither we nor the underwriters are making an offer to sell or soliciting an offer to buy the Series B Preferred Stock in any jurisdiction where the offer or sale or solicitation is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates or such other date as may be specified herein or therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

EXTENDED SETTLEMENT

We expect that delivery of the shares of our Series B Preferred Stock will be made to investors on or about the fifth business day following the date of the final prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade shares of our Series B Preferred Stock before their delivery, you will be required, because the shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade shares of our Series B Preferred Stock before their delivery, you should consult your advisors.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of Series B Preferred Stock in two parts. The first part is this prospectus supplement, which provides you with specific information regarding the terms of this offering and certain other information. The second part is the accompanying prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Both this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, include important information about us, the Series B Preferred Stock being offered, and other information you should know before investing in our securities.

You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement before investing in our Series B Preferred Stock. This prospectus supplement adds to, updates, and changes information contained in the accompanying prospectus and the information incorporated by reference therein. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

As used in this prospectus supplement, the terms “we,” “our,” “us,” or the “Company” refer to The Dolan Company, a Delaware corporation, and its consolidated subsidiaries, unless otherwise noted.

CAUTIONARY STATEMENT REGARDING FORWARD–LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current beliefs, assumptions and expectations. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of the document in which they appear. We use words such as “anticipate,” “could,” “expect,” “intend,” “plan,” “goal,” “potential,” “may,” “believe,” “seek,” “estimate,” “would” or the negative of these terms or variations of these words and similar expressions to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including those described in our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference in this prospectus supplement and the accompanying prospectus, including those

S-ii

set forth under the sections captioned “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus supplement not to occur. You should consider any forward-looking statements in light of this explanation, and we caution you about placing undue reliance on forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the information appearing under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, before making a decision to invest in the Series B Preferred Stock. You should also read the documents we have referred you to in “Incorporation of Certain Information by Reference.” This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

We are a leading provider of professional services and business information to legal, financial and real estate sectors in the United States. We serve our customers through two complementary operating divisions: our Professional Services Division and our Business Information Division. Our Professional Services Division comprises two reporting segments: mortgage default processing services and litigation support services. Through our subsidiary NDeX we provide mortgage default processing services to six law firm customers related to residential real estate located in Texas, Michigan, Minnesota, Indiana, Georgia, and California, and we provide mortgage default processing services directly to mortgage lenders and loan servicers on residential real estate located in California. Our subsidiaries DiscoverReady and Counsel Press comprise our litigation support services reporting segment. DiscoverReady provides outsourced discovery management and document review services to major United States companies and their counsel. Counsel Press provides appellate services to law firms and attorneys nationwide. Our Business Information Division produces legal publications, business journals, court and commercial media, other highly focused online information products and services, and operates web sites and produces events for targeted professional audiences in 19 geographic markets across the United States. Our information is delivered through a variety of methods, including approximately 60 print publications and 80 web sites. We also operate specialized information services covering legislative and regulatory activities and providing transcription, media monitoring and translation services.

The Dolan Company is a Delaware corporation incorporated in March 2003 under the name DMC II Company to continue operations started in 1992 by our predecessor company, named Dolan Media Company. In July 2003, after our predecessor company spun off its business information and other businesses to us in connection with a restructuring, we resumed operations under the name Dolan Media Company. In 2010, we changed our name from Dolan Media Company to The Dolan Company. Our principal executive offices are located at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402, and our telephone number is 612-317-9420. We maintain a website at www.thedolancompany.com. The contents of our website do not constitute a part of this prospectus supplement or accompanying prospectus.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series B Preferred Stock, see “Description of the Series B Preferred Stock” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus.

Issuer	The Dolan Company

Securities Offered	700,000 shares of 8.5% Series B Cumulative Preferred Stock. We reserve the right to reopen this series and issue additional shares of Series B Preferred Stock either through public or private sales at any time and from time to time.

Best Efforts	The underwriters will use their best efforts to sell the securities offered in this prospectus supplement, but they are not required to sell any specific number or dollar amount of securities.

Ranking	The Series B Preferred Stock will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank: (i) senior to all classes or series of our common stock, and any class or series of our capital stock expressly designated as ranking junior to the Series B Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up, which we refer to in this prospectus supplement, together with our common stock, as “junior equity securities”; (ii) on a parity with any class or series of our capital stock expressly designated as ranking on a parity with the Series B Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up, which we refer to in this prospect supplement as “parity equity securities”; and (iii) junior to any class or series of our capital stock expressly designated as ranking senior to the Series B Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up, which we refer to in this prospectus supplement as “senior equity securities.” The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series B Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up.

Distributions	Investors will be entitled to receive cumulative cash distributions on the Series B Preferred Stock at a rate of 8.5% per annum of the $25.00 per share liquidation preference (equivalent to $2.125 per annum per share). Beginning on April 1, 2013, distributions on the Series B Preferred Stock will be payable quarterly in arrears on or about the 1st day of January, April, July and October of each year or, if not a business day, the next succeeding business day. The first distribution on the Series B Preferred Stock will be for less than a full quarter, will reflect distributions accumulated from (but excluding) the date of original issuance through April 1, 2013, and will be paid on April 1, 2013.

Liquidation Preference	$25.00 per share of Series B Preferred Stock, plus an amount equal to accumulated, accrued and unpaid distributions, whether or not earned or declared.

Optional Redemption	We may not redeem the Series B Preferred Stock prior to January 31, 2018, except as described below under “Special Optional Redemption.” On and after January 31, 2018, we may, at our option, redeem the Series B Preferred Stock, in whole, at any time, or in part, from time to time, by paying $25.00 per share, plus any accrued and unpaid distributions (whether or not declared) to, but not including, the date of redemption. Any partial redemption of the Series B Preferred Stock will be paid on a pro rata basis, by lot or by any other equitable method we may choose. See “Description of the Series B Preferred Stock — Redemption — Optional Redemption.”

Special Optional Redemption	In the event of a Change of Control (as defined below), we may, at our option, exercise our special optional redemption right to redeem the Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions (whether or not declared) to, but not including, the date of redemption. To the extent that we exercise our redemption right relating to the Series B Preferred Stock, the holders of Series B Preferred Stock will not be permitted to exercise the conversion right described below in respect of their shares called for redemption.

A “Change of Control” is when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our capital stock entitling that person to exercise more than 50% of the total voting power of all of our capital stock entitled to vote generally in elections of directors; and

•

following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts, or ADRs, representing such securities) listed on the NYSE, the NYSE MKT, or the NYSE MKT, or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ. For additional details, See “Description of the Series B Preferred Stock — Redemption — Special Optional Redemption.”

Conversion Rights	Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series B Preferred Stock) to convert some or all of the Series B Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a share of Series B Preferred Stock distribution payment and prior to the corresponding Series B Preferred Stock distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Stock Price; and

•

14.285, which we refer to as the Share Cap, subject to certain adjustments; subject, in each case, to provisions for the receipt of alternative consideration upon conversion as described in this prospectus supplement.

For definitions of “Change of Control Conversion Date” and “Common Stock Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of the Series B Preferred Stock — Conversion Rights.”

No Maturity	The Series B Preferred Stock has no maturity date and we are not required to redeem the Series B Preferred Stock. Accordingly, the Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem it pursuant to our optional redemption right or our special optional redemption right in connection with a Change of Control, or under the circumstances set forth above where the holders of the Series B Preferred Stock have a conversion right and elect to convert such Series B Preferred Stock. We also have the right to make open-market purchases of the Series B Preferred Stock from time to time. We are not required to set aside funds to redeem the Series B Preferred Stock.

Voting Rights

Holders of Series B Preferred Stock generally will not have any voting rights. If, however, either (i) we have not paid distributions on the Series B Preferred Stock for six or more quarterly periods, whether or not consecutive, or (ii) we fail to maintain the listing of the Series B Preferred Stock on the NYSE, the NYSE MKT or NASDAQ, or on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, for a period of at least 180 consecutive days, then holders of Series B Preferred Stock, voting together with holders of any other classes or series of our preferred stock upon which similar voting rights have been conferred and are exercisable, will be entitled to elect two additional directors to our Board of Directors.

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series B Preferred Stock (voting as a separate class) is required for us to authorize, create or increase the number of any class or series of senior equity securities or to amend our charter (including by merger, consolidation or otherwise) in a manner that materially and adversely affects the rights of the holders of Series B Preferred Stock.

Among other things, we may, without any vote of the holders of Series B Preferred Stock, issue additional shares of Series B Preferred Stock and we may authorize and issue additional classes or series of parity equity securities.

Information Rights	During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any Series B Preferred Stock is outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series B Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Listing	There is currently no market for our Series B Preferred Stock. Subject to issuance, we anticipate that the outstanding shares of Series B Preferred Stock will be listed on the NYSE under the symbol “DMPrB.”

Potential Insider Participation

Certain of our executive officers, directors and key employees have indicated an interest in purchasing up to approximately $600,000 of our Series B Preferred Stock, in the aggregate, in this offering at the public offering price. Because this indication of interest is not represented by binding agreements or commitments to purchase, however, the underwriters may decide to sell more, fewer or no shares in this offering to such insiders, or the insiders may decide to buy more, fewer or no shares in this offering. The underwriters will receive the same discounts and commissions from any shares of our Series B Preferred Stock purchased by our executive officers, directors and key employees as they will from any other shares sold to the public in this offering.

Form	The Series B Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances.

Use of Proceeds	We intend to use the net proceeds to repay borrowings outstanding under our credit facility.

Settlement	Delivery of the shares of Series B Preferred Stock will be made against payment therefor on or about January 31, 2013.

Risk Factors	See “Risk Factors” beginning on S-7 of this prospectus supplement and appearing under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, for risks you should consider before purchasing shares of our Series B Preferred Stock.

RISK FACTORS

An investment in our securities involves risk. You should carefully consider the risk factors in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, which are incorporated by reference into this prospectus supplement in their entirety. These risk factors may be amended or supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of the events or developments described therein actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our securities may decline, and you could lose all or part of your investment.

The Series B Preferred Stock is subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional shares of preferred stock and by other transactions.

The Series B Preferred Stock will rank junior to all of our existing and future debt and any classes or series of our senior equity securities and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Our charter currently authorizes the issuance of up to 5,000,000 shares of preferred stock in one or more classes or series. Subject to limitations prescribed by Delaware law and our charter, our Board of Directors is authorized to issue, from our authorized but unissued shares of capital stock, preferred stock in such classes or series as our Board of Directors may determine and to establish from time to time the number of shares of preferred stock to be included in any such class or series. The issuance of additional shares of Series B Preferred Stock or other parity equity securities would dilute the interests of the holders of Series B Preferred Stock, and the issuance of any senior equity securities or the incurrence of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series B Preferred Stock. Other than the conversion right afforded to holders of Series B Preferred Stock that may become exercisable in connection with a Change of Control as described in this prospectus supplement under the heading “Description of the Series B Preferred Stock — Conversion Rights” and limited voting rights related to changes to our charter described in “Description of the Series B Preferred Stock — Voting Rights,” none of the provisions relating to the Series B Preferred Stock contain any terms relating to or limiting our indebtedness or affording the holders of Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets, that might adversely affect the holders of Series B Preferred Stock.

The Series B Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series B Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series B Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series B Preferred Stock, which could adversely impact the market price of the Series B Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series B Preferred Stock.

The Series B Preferred Stock may not have an active trading market, which may reduce its market value and your ability to transfer or sell your shares.

An active trading market for the Series B Preferred Stock may not exist after issuance of the Series B Preferred Stock offered hereby or, even if it develops, may not last, in which case the trading price of the shares could be reduced and your ability to transfer your shares of Series B Preferred Stock could be limited. The trading price of the shares would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.

As a holder of Series B Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series B Preferred Stock will be limited. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of Series B Preferred Stock exist primarily with respect to (i) the ability to elect two additional directors to our Board of Directors if six quarterly distributions (whether or not consecutive) payable on the Series B Preferred Stock are in arrears, or if we fail to maintain the listing of the Series B Preferred Stock on the NYSE, the NYSE MKT, NASDAQ or an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, and (ii) voting on amendments to our charter or certificate of designations relating to the Series B Preferred Stock that materially and adversely affect the rights of the holders of Series B Preferred Stock or create additional classes or series of senior equity securities. Other than the limited circumstances described in this prospectus supplement, holders of Series B Preferred Stock will not have any voting rights. See “Description of the Series B Preferred Stock — Voting Rights.”

This offering is being conducted on a “best efforts” basis.

The underwriters are offering the Series B Preferred Stock on a “best efforts” basis, and the underwriters are under no obligation to purchase any shares of Series B Preferred Stock for their own account. The underwriters are not required to sell any specific number or dollar amount of securities in this offering but will use their best efforts to sell the securities offered in this prospectus supplement. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. See “Underwriting.”

Future issuances of preferred stock, including future issuances of shares of Series B Preferred Stock, may reduce the value of the Series B Preferred Stock offered hereby.

Upon the completion of the offering described in this prospectus supplement, we may sell additional shares of preferred stock, including shares of Series B Preferred Stock, on terms that may differ from those described in this prospectus supplement. Such shares could rank on parity with or, subject to the voting rights referred to above, senior to the Series B Preferred Stock offered hereby as to distribution rights or rights upon liquidation, winding up or dissolution. The subsequent issuance of additional shares of Series B Preferred Stock or the creation and subsequent issuance of additional classes of preferred stock on parity with the Series B Preferred Stock could dilute the interests of the holders of Series B Preferred Stock offered hereby. Any issuance of preferred stock that is senior to the Series B Preferred Stock would dilute the interests of the holders of Series B Preferred Stock offered hereby and could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series B Preferred Stock.

You may not be permitted to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion feature of the Series B Preferred Stock may not adequately compensate you, and the Change of Control conversion and redemption features of the Series B Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Upon the occurrence of a Change of Control, as a result of which our common stock and the common securities of the acquiring or surviving entity are not listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, holders of Series B Preferred Stock will have the right to convert some or all of their Series B Preferred Stock into our common stock (or equivalent value of alternative consideration). Notwithstanding that we generally may not redeem the Series B Preferred Stock prior to January 31, 2018, we have a special optional redemption right to redeem the Series B Preferred Stock in the event of a Change of Control, and holders of Series B Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. See “Description of the Series B Preferred Stock — Conversion Rights” and “Description of the Series B Preferred Stock — Redemption.” Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of Series B Preferred Stock converted. If the Common Stock Price (as defined in “Description of the Series B Preferred Stock — Conversion Rights”) is less than $1.75 (which is approximately 50% of the per-share closing sale price of our common stock on January 23, 2013), subject to adjustment, the holders will receive a maximum of 14.285 shares of our common stock per share of Series B Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of the Series B Preferred Stock. In addition, those features of the Series B Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a Change of Control of our company under circumstances that otherwise could provide the holders of our common stock and Series B Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

We may not be able to pay distributions on the Series B Preferred Stock if we default on our credit facility.

The credit agreement governing our credit facility imposes restrictions and covenants on us, including the requirement that we maintain certain financial ratios. The credit facility generally permits us to pay distributions of available cash to holders of the Series B Preferred Stock so long as we are in compliance with the provisions of the credit facility. A default under the credit facility would preclude us from making any distributions during the periods in which such defaults occurred. We have had trouble satisfying all of the covenants contained in the credit facility in the past and have needed to obtain waivers from the lenders, including most recently in 2012. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in the credit facility, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions will be inhibited and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under the credit facility are secured by substantially all of our assets, and if we are unable to repay the indebtedness under the credit facility, the lenders could seek to foreclose on our assets.

USE OF PROCEEDS

We intend to use the net proceeds from this offering to repay borrowings outstanding under our credit facility, including the amounts required by our credit agreement to be so used. As of September 30, 2012, we had total borrowings of $189.3 million outstanding under our credit facility with a weighted average interest rate of 3.8%. The borrowings were primarily incurred to fund acquisitions. See “Description of the Credit Facility” for additional information about our credit facility, including requirements as to our use of net proceeds from this offering.

RATIO OF EARNINGS TO FIXED CHARGES

AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS TO EARNINGS

The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated. Earnings include pretax income (loss) from continuing operations before non-controlling interest and income (loss) from equity investees. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, preferred security dividend requirements of our consolidated subsidiaries and that portion of our rental expense that we believe to be a reasonable approximation of the interest. We do not have any shares of preferred stock outstanding and, accordingly, have not paid any preferred stock dividends.

	Year Ended December 31,						Nine Months Ended September 30,
	2011(1)	2011 (pro forma) (2)	2010	2009	2008	2007	2012(3)	2012 (pro forma) (2)(3)
Ratio of earnings to fixed charges	6.25x	6.64x	9.55x	8.90x	3.86x	0.36x	—	—
Ratio of earnings to combined fixed charges and preferred stock dividends	6.25x	4.76x	9.55x	8.90x	3.86x	0.34x	—	—

(1)	Earnings for the year ended December 31, 2011, include net non-cash earnings of $15.1 million consisting of $16.3 million of fair value adjustments related to reducing estimated earnouts payable for acquisitions, offset by a $1.2 million impairment of long lived assets. Had the earnings for the period ended December 31, 2011, not included these amounts, the Ratio of Earnings to Fixed Charges at December 31, 2011, would have been 3.96x.
(2)	Represents the ratios on a pro forma basis to reflect the issuance of the shares and the application of the net proceeds therefrom as described in “Use of Proceeds” as of the beginning of the period indicated.
(3)	The Ratio of Earnings to Fixed Charges for the nine months ended September 30, 2012 were less than 1:1 due to nonrecurring non-cash charges of $151.6 million related to the impairment of goodwill and long lived assets, offset by $12.1 million of fair value adjustments related to reducing estimated earnouts payable for acquisitions. Had the earnings for the nine months ended September 30, 2012, actual and pro forma, been $126.6 million higher, the Ratio of Earnings to Fixed Charges at September 30, 2012 would have been 1:1. Had the earnings for the nine months ended September 30, 2012, pro forma, been $128.4 million higher, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would have been 1:1. In other words, excluding the net effect of the non-recurring charge and the fair value adjustments, the actual and pro forma Ratio of Earnings to Fixed Charges would have been 4.83x and 5.10x, respectively, and the actual and pro forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would have been 4.83x and 3.82x, respectively, for the nine months ended September 30, 2012.

SELECTED CONSOLIDATED FINANCIAL DATA

The table below sets forth a summary of our consolidated financial data for the periods and as of the dates presented. We derived the financial information as of and for each of the years in the five-year period ended December 31, 2011 from our audited consolidated financial statements. We derived the financial information as of and for the nine months ended September 30, 2012 and 2011 from our unaudited condensed consolidated financial statements.

The selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2011	2010	2009	2008	2007	2012	2011
	(In thousands, except per share data) (Unaudited)
Consolidated Statement of Operations Data
Professional Services Division revenues	$190,119	$210,469	$170,240	$99,496	$67,015	$134,818	$142,539
Business Information Division revenues	78,493	83,826	85,397	84,322	79,042	56,552	58,582
Total revenues	268,612	294,295	255,637	183,818	146,057	191,370	201,121
Income (loss) from continuing operations	$21,457	$35,288	$34,303	$16,725	$(50,440)	$(94,369)	$9,178
Net income (loss) attributable to The Dolan Company	$19,493	$32,355	$30,813	$14,303	$(54,034)	$(98,417)	$9,136
Income (loss) from continuing operations attributable to The Dolan Company per shares:
Basic	$0.65	$1.07	$1.02	$0.54	$(3.41)	$(2.80)	$0.28
Diluted	$0.65	$1.07	$1.02	$0.53	$(3.41)	$(2.80)	$0.28
Consolidated Balance Sheet Data:
Total assets	$615,603	$535,401	$528,290	$470,627	$226,367	$473,072	$636,370
Long-term debt, less current portion	168,724	131,568	137,960	143,450	56,301	$174,466	179,890

DESCRIPTION OF THE SERIES B PREFERRED STOCK

The following summary of the material terms and provisions of the Series B Preferred Stock is not complete and is qualified in its entirety by the terms of our charter and the terms of the certificate of designations establishing the Series B Preferred Stock. See “Where You Can Find More Information.” As used in this section “Description of the Series B Preferred Stock,” the terms “we,” “our,” “us,” or the “Company” refer only to The Dolan Company and not to its consolidated subsidiaries.

General

We currently are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series. Each class or series will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Delaware law may permit and our Board of Directors may determine by adoption of applicable certificates of designations. We have designated 5,000 shares of Series A Junior Participating Preferred Stock, as a series of preferred stock, in connection with our adoption of a stockholder rights plan on January 29, 2009. No shares of Series A Junior Participating Preferred Stock have been issued. Our Board of Directors may, without notice to or the consent of holders of Series B Preferred Stock, authorize the issuance and sale of additional shares of Series B Preferred Stock and authorize and issue additional shares of any class or series of parity or junior equity securities from time to time.

This summary of the terms and provisions of the Series B Preferred Stock is not complete. Our Board of Directors will adopt a certificate of designations establishing the terms of the Series B Preferred Stock, and you may obtain a complete copy of this certificate of designations by contacting us. In connection with this offering, we will file the certificate of designations with the SEC.

There is currently no market for the Series B Preferred Stock. Subject to issuance, we anticipate that the outstanding shares of Series B Preferred Stock will be listed on the NYSE under the symbol “DMPrB.” The Series B Preferred Stock initially will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, or DTC, except in limited circumstances.

The transfer agent, registrar and distribution disbursement agent for the Series B Preferred Stock will be Wells Fargo Shareowner Services.

Ranking

The Series B Preferred Stock will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank: (i) senior to all of our junior equity securities, including our common stock and Series A Junior Participating Preferred Stock; (ii) on a parity with any class or series of our parity equity securities; and (iii) junior to any class or series of our senior equity securities. Any of our convertible or exchangeable debt securities will rank senior to the Series B Preferred Stock prior to conversion or exchange. The Series B Preferred Stock will also rank junior in right of payment to our other existing and future indebtedness. For definitions of “junior equity securities,” “parity equity securities” and “senior equity securities,” see “Prospectus Supplement Summary — The Offering — Ranking.”

Distributions

Subject to the preferential rights of holders of any class or series of our senior equity securities, holders of Series B Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 8.5% per annum of the $25.00 per share liquidation preference, equivalent to $2.125 per annum per share of Series B Preferred Stock. Distributions on the Series B Preferred Stock will accrue and be cumulative from (but not including) the original date of issuance of any shares of Series B Preferred Stock and will be payable quarterly in arrears on or about the 1st of January, April, July and October of each year or, if not a business day, the next succeeding business day, and no interest, additional distributions or other sums will accrue on the amount so payable for the period from and after the distribution payment date to the next succeeding business day. The first distribution on the Series B Preferred Stock will be paid on April 1, 2013, will be for less than a full quarter and will reflect distributions accumulated from (but excluding) the date of original issuance through April 1, 2013. Distributions payable on the Series B Preferred Stock for any partial distribution period, including the first distribution period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the 15th day of the calendar month immediately preceding the one in which the applicable distribution falls, or such other date as designated by our Board of Directors for the payment of distributions that is not more than 90 days nor less than 10 days prior to the distribution payment date.

Our Board of Directors will not authorize, and we will not pay, any distributions on the Series B Preferred Stock or set aside funds for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We may in the future become a party to agreements that restrict or prevent the payment of distributions on, or the purchase or redemption of, our capital stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that any of our current agreements restrict our ability to pay distributions on the Series B Preferred Stock.

Notwithstanding the foregoing, distributions on the Series B Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions, whether or not distributions are authorized by our Board of Directors and whether or not the restrictions referred to above exist. Accrued but unpaid distributions on the Series B Preferred Stock will not bear interest, and the holders of Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on the Series B Preferred Stock, including any capital gain distributions, will be credited to the previously accrued and unpaid distributions on the Series B Preferred Stock. We will credit any distribution made on the Series B Preferred Stock first to the earliest accrued and unpaid distribution due.

While any shares of Series B Preferred Stock are outstanding, unless full cumulative distributions on the Series B Preferred Stock for all past distribution periods have been or contemporaneously are declared and paid:

•

no distributions will be declared and either paid or set apart for payment, and no other distribution of cash or other property may be declared and made, on or with respect to shares of any class or series of our parity equity securities or our junior equity securities, including our common stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, our junior equity securities) for any period;

•

no shares of any class or series of our parity equity securities or our junior equity securities, including our common stock, will be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of our common stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of ours); and

•

no funds will be paid or made available for a sinking fund by us for the redemption of shares of any class or series of our parity equity securities or our junior equity securities, including our common stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, our junior equity securities, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock and all holders of our other parity equity securities, if any).

If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series B Preferred Stock and our parity equity securities, if any, the amount which we have declared will be allocated pro rata to the Series B Preferred Stock and our parity equity securities, if any, so that the amount declared per share is proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Series B Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference in cash or property, at fair market value as determined by our Board of Directors, of $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of the payment. Holders of Series B Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our junior equity securities, including our common stock. The rights of holders of Series B Preferred Stock to receive their liquidation preference would be subject to preferential rights of the holders of our senior equity securities, if any. Written notice will be given to each holder of Series B Preferred Stock of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, or sell, lease, transfer or convey all or substantially all of our assets, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series B Preferred Stock and our parity equity securities, if any, then we will distribute our assets to the holders of Series B Preferred Stock and our parity equity securities, if any, ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption

Optional Redemption

We may not redeem the Series B Preferred Stock prior to January 31, 2018, except as described below under “— Special Optional Redemption.” On and after January 31, 2018, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series B Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption.

We will give notice of redemption by publication in a newspaper of general circulation in the City of New York and by mail to each holder of record of Series B Preferred Stock at the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•

the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid distributions will be payable as part of the redemption price, or payable on the next distribution payment date, to the record holder at the close of business on the relevant record date;

•	the number of shares of Series B Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, representing the shares of Series B Preferred Stock to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment; and

•	that distributions on the shares of Series B Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the Series B Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series B Preferred Stock that we will redeem from that stockholder. In this case, we will determine the number of shares of Series B Preferred Stock to be redeemed on a pro rata basis or by lot. Any redemption may be made conditional on such factors as may be determined by our Board of Directors and as set forth in the redemption notice. Unless full cumulative distributions on all shares of Series B Preferred Stock have been or contemporaneously are declared and paid for all past distribution periods, we may not redeem any Series B Preferred Stock unless we redeem all of the Series B Preferred Stock.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series B Preferred Stock called for redemption, then from and after the redemption date, those shares of Series B Preferred Stock will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those shares of Series B Preferred Stock will terminate. The holders of those shares of Series B Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to (but not including) the redemption date.

If a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, the holders of shares of Series B Preferred Stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the shares of Series B Preferred Stock on the corresponding payment date notwithstanding the redemption of the shares of Series B Preferred Stock between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above and in connection with a redemption pursuant to our special optional redemption, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on shares of Series B Preferred Stock to be redeemed.

The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

Subject to applicable law and any contractual restrictions imposed on us by our credit facility or otherwise, we may purchase shares of Series B Preferred Stock in the open market, by tender or by private agreement. Any shares of Series B Preferred Stock that we reacquire will assume the status of treasury shares.

Special Optional Redemption

In the event of a Change of Control, we may, at our option, redeem the Series B Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we exercise our special optional redemption right by providing a notice of redemption with respect to some or all of the Series B Preferred Stock (whether such notice was issued pursuant to our optional redemption right or our special optional redemption right), the holders of Series B Preferred Stock will not be permitted to exercise the conversion right described below under “— Conversion Rights” in respect of their shares called for redemption.

We will give notice of redemption no fewer than 30 days nor more than 60 days before the redemption date by publication in a newspaper of general circulation in the City of New York and by mail to each holder of record of Series B Preferred Stock at the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•

the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid distributions will be payable as part of the redemption price, or payable on the next distribution payment date, to the record holder at the close of business on the relevant record date;

•	the number of shares of Series B Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, evidencing the shares of Series B Preferred Stock to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment;

•

that the shares of Series B Preferred Stock are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•

that the holders of shares of Series B Preferred Stock to which the notice relates will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that distributions on the shares of Series B Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the shares of Series B Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series B Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series B Preferred Stock to be redeemed on a pro rata basis or by lot. Any redemption may be made conditional on such factors as may be determined by our Board of Directors and as set forth in the redemption notice. Unless full cumulative distributions on all shares of Series B Preferred Stock have been or contemporaneously are declared and either paid or set aside for payment for all past distribution periods, we generally may not redeem any Series B Preferred Stock unless we redeem all of the Series B Preferred Stock.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series B Preferred Stock called for redemption, then from and after the redemption date, those shares of Series B Preferred Stock will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those shares of Series B Preferred Stock will terminate. The holders of those shares of Series B Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to (but not including) the redemption date.

If a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, the holders of Series B Preferred Stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series B Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series B Preferred Stock between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock to be redeemed.

A “Change of Control” is when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights

The Series B Preferred Stock is not convertible into or exchangeable for any property or other securities unless upon the occurrence of a Change of Control as described below.

Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (subject to our right to redeem the Series B Preferred Stock in whole or in part, as described under “— Redemption — Special Optional Redemption,” prior to the Change of Control Conversion Date) to convert some or all of the shares of Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a share of Series B Preferred Stock distribution payment and prior to the corresponding Series B Preferred Stock distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Stock Price; and

•	14.285 (i.e., the Share Cap).

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to our common stock. The adjusted Share Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, (a) the numerator of which is the number of shares of our common stock outstanding after giving effect to such Stock Split and (b) the denominator of which is the number of shares of our common stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 9,999,500 shares (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap and for additional issuances of shares of Series B Preferred Stock in subsequent offerings, if any.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock will receive upon conversion of such shares of Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series B Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of the Series B Preferred Stock. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series B Preferred Stock, holders will not be able to convert shares of Series B Preferred Stock into a number of shares of our common stock per share of Series B Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series B Preferred Stock.

To exercise the Change of Control Conversion Right, a holder of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing shares of Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series B Preferred Stock to be converted; and

•	that the shares of Series B Preferred Stock are to be converted pursuant to the applicable terms of the Series B Preferred Stock.

The “Change of Control Conversion Date” is the date the shares of Series B Preferred Stock are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series B Preferred Stock.

The “Common Stock Price” will be: (i) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by the holders of shares of our common stock is solely cash; and (ii) the average of the closing prices, per share, of our common stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of shares of our common stock is other than solely cash.

Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series B Preferred Stock;

•	if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and

•	the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series B Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. Holders of Series B Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Accordingly, if we have provided a redemption notice with respect to some or all of the Series B Preferred Stock, holders of any Series B Preferred Stock that we have called for redemption will not be permitted to exercise their Change of Control Conversion Right in respect of any of their shares that have been called for redemption, and such shares of Series B Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date. In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series B Preferred Stock into shares of our common stock.

These Change of Control conversion and redemption features may make it more difficult for a party to take over our company or discourage a party from taking over our company. See “Risk Factors — You may not be permitted to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion feature of the Series B Preferred Stock may not adequately compensate you, and the Change of Control conversion and redemption features of the Series B Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.”

Except as provided above in connection with a Change of Control, the shares of Series B Preferred Stock are not convertible into or exchangeable for any of our other securities or property.

Voting Rights

Holders of Series B Preferred Stock generally will have no voting rights, except as set forth below.

Whenever (i) distributions on the Series B Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”) or (ii) we fail to maintain the listing of the Series B Preferred Stock on the NYSE, the NYSE MKT or NASDAQ, or an exchange or quotation system that is the successor to the NYSE, the NYSE MKT or NASDAQ, for a period of at least 180 consecutive days (a “Listing Default”), the number of directors then constituting our Board of Directors will be increased by two (if not already increased by reason of similar types of provisions with respect to other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”)), and holders of Series B Preferred Stock (voting as a single class with the holders of Voting Parity Stock) will be entitled to vote for the election of two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”), if not already elected by reason of similar types of provisions with respect to Preferred Stock Directors. In the event of a Preferred Distribution Default or a Listing Default, holders of Series B Preferred Stock and holders of shares of Voting Parity Stock (voting as a single class) will vote in the election of Preferred Stock Directors at a special meeting called by the holders of at least 33% of the outstanding shares of Series B Preferred Stock or the holders of at least 33% of outstanding shares of Voting Parity Stock if the request is received 90 or more days before the next annual meeting of stockholders, or, if the request is received less than 90 days prior to the next annual meeting of stockholders, at the next annual meeting of stockholders or, at our sole discretion, a separate special meeting of stockholders to be held no later than 90 days after our receipt of such request, and thereafter at each subsequent annual meeting of stockholders until the Preferred Distribution Default or Listing Default, as the case may be, has been cured as described below. The Preferred Stock Directors will be elected by a plurality of the votes cast by the holders of the Series B Preferred Stock and the holders of Voting Parity Stock (voting together as a single class) in the election to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors are removed as described below, whichever occurs earlier.

A Preferred Distribution Default will be cured once all distributions accumulated on the Series B Preferred Stock for the past distribution periods and the then-current distribution period have been paid in full. A Listing Default will be cured once the Series B Preferred Stock has been listed on the NYSE, the NYSE MKT or NASDAQ, or an exchange or quotation system that is the successor to the NYSE, the NYSE MKT or NASDAQ. When the Preferred Distribution Default or Listing Default, as applicable, has been cured, the rights of the holders of Series B Preferred Stock to elect any directors will cease and, unless there are any classes or series of our Voting Parity Stock outstanding and the holders of the shares of such stock have the right to elect Preferred Stock Directors at that time, any directors elected by holders of the Series B Preferred Stock shall immediately resign and the number of directors constituting our Board of Directors shall be reduced accordingly. The voting rights described above are subject to revesting in the event of each and every Preferred Distribution Default and each and every Listing Default.

Any Preferred Stock Director may be removed at any time, but only for cause (as provided in our charter), by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of at least two-thirds of the outstanding shares of Series B Preferred Stock and Voting Parity Stock (voting together as a single class). So long as a Preferred Distribution Default or a Listing Default continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of the outstanding shares of Series B Preferred Stock and Voting Parity Stock (voting together as a single class). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any Series B Preferred Stock remains outstanding, we will not:

•

authorize or create, or increase the authorized or issued amount of, any class or series of senior equity securities, or reclassify any authorized shares of our capital stock into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares without the affirmative vote of the holders of at least two-thirds of the then-outstanding shares of Series B Preferred Stock (voting as a separate class); or

•

amend, alter or repeal the provisions of our charter (including the certificate of designations), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock at the time (voting as a separate class).

Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as shares of Series B Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of Series B Preferred Stock receive shares of capital stock with rights, preferences, privileges and voting powers substantially the same as those of the Series B Preferred Stock, then the occurrence of any such event will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of Series B Preferred Stock. In addition, any increase in the amount of authorized Series B Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other class or series of our parity equity securities, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock.

In any matter in which the holders of Series B Preferred Stock are entitled to vote separately as a class, each share of Series B Preferred Stock will be entitled to one vote. If the holders of Series B Preferred Stock and the holders of Voting Parity Stock are entitled to vote together as a single class on any matter, the holders of Series B Preferred Stock and the holders of Voting Parity Stock will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series B Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Preemptive Rights

No holders of Series B Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for our common stock or any other security of our company.

Book–Entry Procedures

DTC will act as securities depositary for the Series B Preferred Stock. We may issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. Any such certificates will represent the total aggregate number of shares of Series B Preferred Stock. We will deposit any such certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series B Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series B Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series B Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series B Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

Access to the DTC system is also available to others such as to both U.S. and non-U.S. securities brokers and dealers, including the underwriters, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of the Series B Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the shares of Series B Preferred Stock on DTC’s records. You, as the actual owner of the shares of Series B Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series B Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the shares of Series B Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the shares of Series B Preferred Stock will be sent to DTC. If less than all of the shares of Series B Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series B Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series B Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series B Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Distributions on the shares of Series B Preferred Stock will be made directly to Cede & Co. (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series B Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series B Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series B Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series B Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series B Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

DESCRIPTION OF THE CREDIT FACILITY

On December 6, 2010, we and our consolidated subsidiaries entered into a third amended and restated credit agreement (the “Credit Agreement”) with a syndicate of lenders, including U.S. Bank, National Association, as LC issuer, swing line lender, lead arranger, sole bookrunner, and as administrative agent for the Lenders, and Wells Fargo Bank, National Association, as syndication agent. The Credit Agreement has been amended three times and is being amended again, effective on the date that the preliminary prospectus supplement for this offering is filed with the SEC. This fourth amendment permits the payment of distributions on the Series B Preferred Stock offered hereby; requires that the first $15 million of net proceeds from the issuance of the Series B Preferred Stock, plus 50% of any net proceeds in excess of $15 million, be used to pay down the loans under the Credit Agreement; and makes certain other adjustments to the covenants and restrictions applicable to us.

The Credit Agreement provides for a $206.3 million senior secured credit facility comprised of a term loan facility in an aggregate outstanding amount of $141.3 million due and payable in quarterly installments of $3,750,000 with a final maturity date of December 6, 2015, and a revolving credit facility in an aggregate amount of up to $65.0 million, with a final maturity date of December 6, 2015. The Credit Agreement also contains provisions for the issuance of letters of credit under the revolving credit facility.

The Credit Agreement permits us to elect whether outstanding amounts under the term loan facility and the revolving credit facility accrue interest based on a base rate or Eurocurrency rate as determined in accordance with the Credit Agreement, in each case, plus a margin that fluctuates on the basis of our Total Cash Flow Leverage Ratio. Currently, the margin on the base rate loans may fluctuate between 0.5% and 4.0% and the margin on the Eurocurrency rate loans may fluctuate between 2.0% and 5.5%. If we have elected to have interest accrue (i) based on the base rate, then such interest is due and payable on the first business day of each month and (ii) based on the Eurocurrency rate, then such interest is due and payable at the end of the applicable interest period that we elected, provided that if the applicable interest period is longer than three months, interest will be due and payable in three-month intervals.

Our obligations under the Credit Agreement are the joint and several liabilities of the Company and its consolidated subsidiaries and are secured by liens on substantially all of the assets of such entities, including pledges of equity interests in the consolidated subsidiaries.

The Credit Agreement includes restrictions on our and our consolidated subsidiaries’ ability to incur debt; grant liens; consummate certain acquisitions, mergers, consolidations and sales of our or their assets; pay dividends to our stockholders; make other restricted payments; and purchase or redeem stock, and requires us to maintain certain financial ratios. The Credit Agreement contains customary events of default, including nonpayment, misrepresentation, breach of covenants and bankruptcy.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “non–U.S. holders” (each as defined below) with respect to the purchase, ownership, and disposition of the Series B Preferred Stock offered by this prospectus supplement. This discussion only applies to purchasers who purchase and hold the Series B Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series B Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series B Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of Series B Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series B Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax consequences that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series B Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series B Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series B Preferred Stock.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR SERIES B PREFERRED STOCK. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES B PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES B PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES B PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series B Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of our Series B Preferred Stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

U.S. Holder: Distributions in General

In general, if distributions are made with respect to our Series B Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series B Preferred Stock, and the excess will be treated as gain from the disposition of the Series B Preferred Stock, the tax treatment of which is discussed below under “— U.S. Holder: Disposition of Series B Preferred Stock, Including Redemptions.” We may, or may not, have sufficient current earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Dividends received by individual holders of Series B Preferred Stock will generally be subject to a reduced tax rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to the Series B Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date that is 60 days before the date on which the Series B Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series B Preferred Stock that is held for 90 days or less during the 181-day period beginning on the date that is 90 days before the date on which the Series B Preferred Stock becomes ex-dividend). In addition, if a dividend received by an individual shareholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock.

Dividends received by corporate holders of Series B Preferred Stock generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91-day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181-day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate holders of Series B Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series B Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its tax basis in the Series B Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s tax basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of Series B Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives on our Series B Preferred Stock.

Additionally, if the Series B Preferred Stock is issued at a price less than the redemption price, which is expected, because the Company may call for the redemption of the Series B Preferred Stock under certain circumstances, the holder of the Series B Preferred Stock may be treated as receiving periodically a constructive distribution of additional stock on the Series B Preferred Stock. Under Treasury regulations, such constructive distribution would be required if, based on all of the facts and circumstances as of the issue date, the redemption pursuant to the Company’s right to redeem the Series B Preferred Stock is more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of original issue discount under Section 1272 of the Code and the Treasury regulations under Sections 1271 through 1275 of the Code. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. The Company believes that its right to call for the redemption of the Series B Preferred Stock should not be treated as more likely than not to occur applying the foregoing test, and as a result, no constructive distribution should be required.

Holder’s Conversion Option

If upon a Change of Control the Company does not exercise its special optional redemption right and a U.S. holder elects to convert some or all of the holder’s Series B Preferred Stock into common stock of the Company, the holder should not recognize gain or loss upon the conversion except as noted below. The U.S. holder’s conversion of Series B Preferred Stock into common stock of the Company may result in a distribution taxed in the same manner as a cash distribution described under the heading “— U.S. Holder: Distributions in General” if either: (i) the holder’s right is pursuant to a plan to periodically increase a shareholder’s proportionate interest in the assets or earnings and profits of the Company, or (ii) there are dividends in arrears on the Series B Preferred Stock at the time of the recapitalization, and as a result, the holder’s interest in the assets or earnings and profits of the Company is increased. In the latter case, the amount of the constructive distribution is limited to the lesser of (x) the amount by which the value of the common stock received exceeds the issue price of the Series B Preferred Stock, which in this case, would be the redemption premium; or (y) the amount of dividends in arrears on the Series B Preferred Stock. The Company believes that any conversion of the Series B Preferred Stock into common stock should not be treated as pursuant to a plan to periodically increase the holders’ interest in the assets or earnings and profits of the Company. Accordingly, the amount of any deemed distribution upon conversion should be the lesser of: (a) the redemption premium for Series B Preferred Stock or (b) the amount of dividends in arrears. Assuming the Company makes quarterly payments of dividends on the Series B Preferred Stock, any constructive distribution attributable to conversion of the Series B Preferred Stock into common stock of the Company should be limited in amount.

U.S. Holder: Disposition of Series B Preferred Stock, Including Redemptions

Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series B Preferred Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the U.S. holder’s adjusted tax basis in the Series B Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series B Preferred Stock exceeds one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

A redemption of shares of the Series B Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series B Preferred Stock exceeds one year), equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series B Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series B Preferred Stock, which generally will be subject to the rules discussed above in “— U.S. Holder: Distributions in General.” A payment made in redemption of Series B Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series B Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series B Preferred Stock and our common stock that the U.S. holder actually owns, but also shares and other equity interests that the U.S. holder constructively owns within the meaning of Section 318 of the Code. A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the Company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “— U.S. Holder: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code. A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and, if the U.S. holder constructively owns our stock by reason of a family member’s ownership of our stock, the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of the Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series B Preferred Stock will likely not qualify for this exception because the voting rights are limited as provided in “Description of the Series B Preferred Stock — Voting Rights.”

For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as a partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is generally factual in nature, and has been interpreted under case law to include the termination of a business or line of business.

Each U.S. holder of Series B Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series B Preferred Stock will be treated as a dividend or as payment in exchange for the Series B Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “— U.S. Holder: Distributions in General” apply.

U.S. Holder: Information Reporting and Backup Withholding

Information reporting and backup withholding may apply with respect to payments of dividends on the Series B Preferred Stock and to certain payments of proceeds on the sale or other disposition of our Series B Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding on payments of dividends on the Series B Preferred Stock and certain payments of proceeds on the sale or other disposition of our Series B Preferred Stock unless the beneficial owner of such Series B Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (ii) the excess of the U.S. holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividends (including constructive distributions, if any) with respect to the Series B Preferred Stock and net gain from the disposition of the Series B Preferred Stock, unless such dividend income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. Prospective investors that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the Class B Preferred Stock.

Non–U.S. Holders

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series B Preferred Stock by certain “non–U.S. holders.” For purposes of this discussion, you are a “non–U.S. holder” if you are a beneficial owner of Series B Preferred Stock and you are not a “U.S. holder.”

Non–U.S. Holder: Distributions on the Series B Preferred Stock

In general, if distributions (whether in cash or our common stock or Series B Preferred Stock) are made with respect to our Series B Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non–U.S. holder’s tax basis in the Series B Preferred Stock and, to the extent such portion exceeds the non–U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series B Preferred Stock, the tax treatment of which is discussed below under “— Non–U.S. Holder: Disposition of Series B Preferred Stock, Including Redemptions.” We may, or may not, have sufficient current earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Dividends paid to a non–U.S. holder of our Series B Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non–U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non–U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W–8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non–U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non–U.S. holder of our Series B Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W–8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if our Series B Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non–U.S. holder of our Series B Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Non–U.S. Holder: Disposition of Series B Preferred Stock, Including Redemptions

Any gain realized by a non–U.S. holder on the disposition of our Series B Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non–U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non–U.S. holder in the United States);

•	the non–U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non–U.S. holder owned directly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our Series B Preferred Stock (this assumes that our Series B Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code, which may not be the case).

A non–U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non–U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non–U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non–U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non–U.S. holder were a United States person as defined under the Code. We do not believe that we currently are a U.S. real property holding corporation or that we will become one in the future.

A payment made in redemption of Series B Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series B Preferred Stock, in the same circumstances discussed above under “— U.S. Holder: Disposition of Series B Preferred Stock, Including Redemptions.” Each non–U.S. holder of Series B Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series B Preferred Stock will be treated as a dividend or as payment in exchange for the Series B Preferred Stock.

Non–U.S. Holder: Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non–U.S. holder the amount of dividends paid to such non–U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non–U.S. holder resides under the provisions of an applicable income tax treaty.

A non–U.S. holder will not be subject to backup withholding on dividends paid to such non–U.S. holder as long as such non–U.S. holder certifies under penalty of perjury that it is a non–U.S. holder (and the payor does not have actual knowledge or reason to know that such non–U.S. holder is a United States person as defined under the Code), or such non–U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series B Preferred Stock, unless the beneficial owner certifies under penalty of perjury that it is a non–U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non–U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Legislation Affecting the Series B Preferred Stock Held by or through Foreign Entities

Legislation was enacted in 2010, contained in Sections 1471 through 1474 of the Code, that will impose a 30% withholding tax on withholdable payments (as defined below) made to a foreign financial institution, unless such institution enters into an agreement with the Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners. The legislation also generally imposes a 30% withholding tax on withholdable payments to a non-financial foreign entity unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity. “Withholdable payments” include distributions in respect of common and preferred stock (which would include the Series B Preferred Stock) from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce distributions from sources within the United States, unless the distributions or gross proceeds are effectively connected with the conduct of a United States trade or business and taxed as such. As enacted, these withholding and reporting obligations generally apply to payments made after December 31, 2012 with respect to common and preferred stock (which would include the Series B Preferred Stock) regardless of the stock’s issue date. Under final Treasury regulations effective January 28, 2013, these withholding and reporting requirements with respect to distributions will be delayed until January 1, 2014, and withholding on gross proceeds will be delayed until January 1, 2017. Investors are urged to consult their own tax advisors regarding the application of the legislation and regulations to the Series B Preferred Stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, between us and MLV & Co. LLC, or MLV, acting as representative of the several underwriters named therein, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell up to 700,000 shares of Series B Preferred Stock, on a best efforts basis.

The underwriting agreement provides that the obligation of the underwriters to offer and sell the shares of Series B Preferred Stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to delivery of legal opinions. The underwriters are under no obligation to purchase any shares of Series B Preferred Stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority.

We will have no obligation to sell any shares of our Series B Preferred Stock unless, upon issuance, the Series B Preferred Stock has at least 100 beneficial holders in the U.S., at least 100,000 publicly held shares in the U.S. and an aggregate market value of publicly held shares of at least $2 million in the U.S., such that the Series B Preferred Stock would be eligible for listing on the NYSE.

The underwriters propose to offer the shares of Series B Preferred Stock to investors at the public offering price set forth on the cover of this prospectus supplement. There is no arrangement for funds to be received in escrow, trust or similar arrangement. This offering will terminate if it is not consummated by February 8, 2013. In connection with the offer and sale of the Series B Preferred Stock by the underwriters, we will pay the underwriters an amount equal to 5.5% of the gross proceeds received by us in connection with the sale of the shares of Series B Preferred Stock, which will be deemed underwriting commission.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total
Public offering price	$23.00	$16,100,000
Underwriting discounts and commissions	$1.265	$885,500
Proceeds, before expenses, to us	$21.735	$15,214,500

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions referred to above and payment of the underwriters’ expenses referred to below, will be approximately $210,000. We have also agreed to pay the underwriters’ reasonable out-of-pocket expenses (including fees and expenses of the underwriters’ counsel) incurred by the underwriters in connection with this offering up to $100,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their respective affiliates may provide from time to time in the future certain financial advisory, investment banking and other services for us in the ordinary course of their business, for which they are expected to receive customary fees and commissions. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans.

“Northland Capital Markets” is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

New York Stock Exchange Listing

There is currently no market for our Series B Preferred Stock. Subject to issuance, we anticipate that the outstanding shares of Series B Preferred Stock will be listed on the NYSE under the symbol “DMPrB.”

Potential Insider Participation

Certain of our executive officers, directors and key employees have indicated an interest in purchasing up to approximately $600,000 of our Series B Preferred Stock, in the aggregate, in this offering at the public offering price. Because this indication of interest is not represented by binding agreements or commitments to purchase, however, the underwriters may decide to sell more, fewer or no shares in this offering to such insiders, or the insiders may decide to buy more, fewer or no shares in this offering. The underwriters will receive the same discounts and commissions from any shares of our Series B Preferred Stock purchased by our executive officers, directors and key employees as they will from any other shares sold to the public in this offering.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. The underwriters have been represented by LeClairRyan, a Professional Corporation, New York, New York.

EXPERTS

The consolidated financial statements and the effectiveness of internal control over financial reporting of The Dolan Company and its consolidated subsidiaries incorporated by reference in this Prospectus Supplement and Registration Statement have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of The Detroit Legal News Publishing, LLC as of December 31, 2011 and 2010 and for the years then ended incorporated by reference in this Prospectus Supplement and Registration Statement have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

RETROACTIVE PRESENTATION FOR CHANGE IN ACCOUNTING PRINCIPLE

During the first quarter of 2012, we adopted the accounting standard regarding the presentation of comprehensive income. This standard was issued to increase the prominence of items reported in other comprehensive income. We have presented all non-owner changes in stockholders’ equity in a separate “Consolidated Statements of Comprehensive Income.” The standard does not change the following: items that must be reported in other comprehensive income, when an item of other comprehensive income must be reclassified to net income, the requirement to disclose the tax effect for each component of other comprehensive income or how earnings per share is calculated or presented. Our other comprehensive income includes unrealized gains (losses) on interest rate swaps. The adoption of this standard in the first quarter of 2012 impacted our financial statement presentation only.

The following presents the retroactive presentation of the accounting standard regarding the presentation of comprehensive income for each of the three years ended December 31, 2011, 2010 and 2009 (in thousands):

	2011	2010	2009
Net income attributable to The Dolan Company	$19,493	$32,355	$30,813
Other comprehensive income:
Unrealized gain (loss) on interest rate swaps, net of tax (1)	13	(1,298)	—

Comprehensive income attributable to The Dolan Company	$19,506	$31,057	$30,813

(1)	Net of deferred taxes of $8, $(817) and $0 (in thousands) during 2011, 2010 and 2009, respectively.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act with respect to the Series B Preferred Stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the Series B Preferred Stock offered by this prospectus supplement. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below. Statements contained or incorporated by reference in this prospectus supplement concerning the provisions of certain documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We are subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements, and other information with the SEC. Through our website at www.thedolancompany.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus supplement or the accompanying prospectus. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system. This website can be accessed at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except as described below. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC, other than any portions of such documents that are not deemed “filed” under the Exchange Act, in accordance with the Exchange Act and applicable SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012; and

•	our Current Reports on Form 8-K filed on May 18, 2012, October 10, 2012 and January 22, 2013.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus supplement to the end of the offering of the shares of our Series B Preferred Stock pursuant to this prospectus supplement and the accompanying prospectus shall also be deemed to be incorporated herein by reference (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and will automatically update information in this prospectus supplement and the accompanying prospectus.

Any statements made in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

The Dolan Company

Attention: Corporate Secretary

222 South Ninth Street, Suite 2300

Minneapolis, MN 55402

612-317-9420

PROSPECTUS

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

We may offer and sell from time to time common stock, preferred stock, debt securities or warrants, either together or separately. The total aggregate offering price for these securities will not exceed $200,000,000.

This prospectus describes the general terms of these securities and the general manner in which we will offer them. Each time that we offer and sell securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities and their terms and the manner in which we will offer them for sale. The supplement also may add or update information contained in this prospectus. You should carefully read this prospectus, any post-effective amendment and any supplement to this prospectus, as well as any documents we have incorporated into this prospectus by reference, before you invest in any of these securities.

We may offer and sell these securities through underwriters, dealers or agents, or directly to purchasers. We will provide the names of any such agents and underwriters used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such agents and/or underwriters in connection with the sale of these securities, in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “DM.” Any common stock we sell under this prospectus, as it may be supplemented, will be listed on the New York Stock Exchange, subject to official notice of issuance.

Investing in our securities involves a number of risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 27, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell the securities, or combinations of the securities, from time to time in one or more transactions, up to a total dollar amount of $200,000,000. In this prospectus, we provide you with a general description of the securities that we may offer for sale. When we offer a type of securities for sale under this prospectus, we will provide a prospectus supplement that will describe in more detail the specific information about the terms of those securities and the manner in which they will be offered for sale. Information that we provide in a prospectus supplement may add to, update or change information we have provided in this prospectus or in the documents we have incorporated in this prospectus by reference. Before buying any securities being offered under this prospectus, you should carefully read this prospectus, all applicable prospectus supplements as well as the information we have incorporated by reference.

You should rely only on the information contained or incorporated by reference in this prospectus or in any supplement to this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus and any supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context requires otherwise, the terms “company,” “we,” “us,” and “our” refer to Dolan Media Company and its consolidated subsidiaries.

THE COMPANY

We are a leading provider of necessary business information and professional services to the legal, financial and real estate sectors in the United States. We serve our customers through two complementary operating divisions: Professional Services and Business Information. Our Professional Services Division provides specialized outsourced services to the legal profession. Through our subsidiary, NDeX, we provide mortgage default processing services to eight law firms and also directly to mortgage lenders and loan servicers on California foreclosure files. Counsel Press provides appellate services to law firms and attorneys nationwide and DiscoverReady, which we acquired on November 2, 2009, provides outsourced discovery management and document review services to major United States companies and their counsel. Our Business Information Division publishes business journals, court and commercial newspapers and other publications, operates web sites and e-mail notification systems and conducts a broad range of events for targeted professional audiences in the 21 geographic markets that it serves in the United States.

Our principal executive offices are located at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402 and our telephone number is (612) 317-9420. Our web site address is www.dolanmedia.com. Information on our web site does not constitute a part of this prospectus.

For additional information concerning us, please refer to the documents incorporated by reference that are listed under the caption “Documents Incorporated by Reference.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks incorporated by reference herein that are described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and Item 1A of Part II of our quarterly reports on Form 10-Q filed with the SEC on August 7, 2009, and November 6, 2009, as well as any applicable prospectus supplement and the reports we file from time to time with the SEC that are incorporated by reference in this prospectus. If any of the events described in such “Risk Factors” section occurs or the risks described in such “Risk Factors” section actually materialize, our business, financial condition, results of operations, cash flow or prospects could be materially adversely affected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and/or incorporates by reference forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements are statements such as those contained in projections, plans, objectives, estimates and anticipated future economic performance, as well as assumptions relating to any of the foregoing. We have based these forward-looking statements on our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “goal,” “continue” and similar expressions or terminology. These forward-looking statements are based on information currently available to us and are subject to a number of known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include:

•

our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability;

•

NDeX’s business revenues are very concentrated, as NDeX currently provides mortgage default processing services to eight law firm customers, and if the number of case files referred to our law firm customers, and ultimately to NDeX for processing, decreases or fails to increase, it may affect the cash flow of our law firm customers and their ability to pay us timely for services we perform and may also adversely affect our operating results and ability to execute our growth strategy;

•

the key attorneys at each of NDeX’s law firm customers are employed by NDeX, some of whom also hold a direct or indirect equity interest in NDeX. As a result, these key attorneys may, in certain circumstances, have interests that differ or conflict with our interests;

•

government regulation of sub-prime, Alt-A and other residential mortgage products, including bills introduced in states where we do business (such as recently enacted foreclosure legislation in Michigan and Indiana), the Hope for Homeowners Act, the Emergency Stabilization Act and Homeowner Affordability and Stability Plan, the Streamlined Modification Program, Protecting Tenants at Foreclosure Act of 2009, and voluntary foreclosure relief programs developed by lenders, loan servicers and the Hope Now Alliance, a consortium that includes loan servicers, may have an adverse affect on and restrict our mortgage default processing services and public notice operations;

•

we have owned and operated DiscoverReady, LLC for a very short period of time and we are highly dependent on the skills and knowledge of the individuals serving as chief executive officer and president of DiscoverReady as none of our executive officers have managed and operated a discovery management and document review services company prior to this acquisition;

•

DiscoverReady’s business revenues are very concentrated among a few customers and if these customers choose to manage their discovery with their own staff or by engaging another provider and if we are unable to develop new customer relationships, our operating results and the ability to execute our growth strategy may be adversely affected;

•

the acquisition of DiscoverReady may expose us to particular business and financial risks that include, but are not limited to: (1) diverting management’s time, attention and resources from managing the business; (2) incurring significant additional capital expenditures and operating expenses to improve, coordinate or integrate managerial, operational, financial and administrative systems; (3) failing to integrate the operations, personnel and internal controls of DiscoverReady in our company or to manage DiscoverReady or our growth; and (4) facing operational difficulties in new markets or with new products and service offerings;

•

we are dependent on our senior management team, especially James P. Dolan, our founder, chairman, president and chief executive officer; Scott J. Pollei, our executive vice president and chief operating officer; Mark W.C. Stodder, our executive vice president — business information; David A. Trott, chairman and chief executive officer, NDeX; and Vicki J. Duncomb, our vice president and chief financial officer;

•

we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk, and we may be required to incur additional indebtedness or raise additional capital to fund these acquisitions and this additional cash may not be available to us on satisfactory terms or at all;

•	growing our business may place a strain on our management and internal systems, process and controls; and

•

we incurred additional indebtedness to close the acquisitions of National Default Exchange Management, Inc. and its affiliates, which we refer to as “Barrett-NDeX”, and DiscoverReady and this additional debt consumed a significant portion of our ability to borrow and may limit our ability to pursue other acquisitions or growth strategies.

See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and Item 1A of Part II of our quarterly reports on Form 10-Q for the second and third quarters of 2009, as well as in our other reports filed from time to time with the SEC that are incorporated in this prospectus by reference and in any applicable prospectus supplement, for a description of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF

COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

The table below sets forth our historical consolidated ratio of earnings to fixed charges and ratio of combined fixed charges and preference dividends to earnings for the periods indicated. Earnings available to cover fixed charges include pretax income (loss) from continuing operations before non-controlling interest and income (loss) from equity investees. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, preferred security dividend requirements of our consolidated subsidiaries and that portion of our rental expense that we believe to be a reasonable approximation of the interest. Preference security dividends are the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. See Exhibit 12 filed with the registration statement to which this prospectus is a part for a statement setting forth the computation of these ratios.

	Nine Months Ended September 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges(1)	7.8	3.7	0.4	0.5	0.6	1.1

Ratio of Combined Fixed Charges and Preference Dividends to Earnings(1)	0.1	0.3	2.9	2.2	2.7	2.2

(1)	Calculated in accordance with Item 503(d) of Regulation S-K under the Securities Act.

For the years ended December 31, 2007, 2006, and 2005, the ratio of earnings to fixed charges indicates less than one-to-one coverage. Accordingly, the dollar amount of the deficiency is $46.0 million, $14.6 million and $3.6 million for the year ended December 31, 2007, 2006 and 2005, respectively.

USE OF PROCEEDS

Unless we otherwise specify in any applicable prospectus supplement, we expect to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, including for acquisitions, capital expenditures, the repayment of debt, and working capital. However, unless we receive a waiver from the lenders under our credit facility, we will be required to apply 50% of the net proceeds from the sale of any equity securities under this prospectus to the repayment of debt outstanding under our $200 million credit facility. We may provide additional information regarding the use of net proceeds from the sale of these securities in the applicable prospectus supplement.

THE SECURITIES WE MAY OFFER

We may sell from time to time, in one or more offerings: common stock; preferred stock; debt securities; and/or warrants. The descriptions of the securities contained in this prospectus summarize the material general terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange or market, if any, on which the securities will be listed.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and by-laws that are included as exhibits to certain of the documents incorporated by reference below and by the provisions of applicable Delaware law. We refer you to the foregoing documents and to Delaware law for a detailed description of the provisions summarized below.

General

We are authorized to issue 70,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. As of January 15, 2010, there were approximately (x) 30,325,865 shares of common stock issued and outstanding held by approximately 1,760 holders of record and (y) no shares of preferred stock outstanding. We have designated 5,000 shares of series A junior participating preferred stock, as a series of preferred stock, in connection with our adoption of a stockholder rights plan on January 29, 2009.

Common Stock

If we offer shares of our common stock for sale under this prospectus, we will provide a prospectus supplement that describes the terms of the offering, including the number of shares offered and the offering price.

Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders.

Dividends. Subject to the rights of the holders of any preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for dividends. We have not historically declared or paid cash dividends on our common stock.

Other Rights. In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of common stock are, and all shares of common stock issued by us in an offering under this prospectus and the applicable prospectus supplement will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we may issue in one or more offerings under this prospectus or at other times in the future.

Stockholder Rights Plan. On January 29, 2009, our board adopted a Stockholder Rights Plan, which is designed to protect our stockholders from potentially coercive takeover practices or takeover bids and to prevent an acquirer from gaining control of the company without offering a fair price to our stockholders. The plan is not intended to deter offers that are fair or otherwise in the best interests of our stockholders.

This plan is similar to plans that other public companies have adopted and our adoption of this plan was not prompted by any external actions. We have received no hostile communications or takeover approaches of any kind. We adopted the plan to give our board time to evaluate and respond to any unsolicited future attempts to acquire our company. In connection with the adoption of this plan, our board declared a dividend of one Series A junior participating preferred stock purchase right for each outstanding share of our common stock, payable to the stockholders of record on February 9, 2009. Please see our current report on Form 8-K and the registration statement on Form 8-A, each dated February 3, 2009, and incorporated in this prospectus by reference for more information about the terms of our stockholder rights plan.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is BNY Mellon Shareholder Services. Their address is BNY Mellon Shareholder Services, P.O. Box 358015, Pittsburgh, PA 15252-8015 and their telephone number is 1-800-953-2495.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “DM.” Any common stock we sell under this prospectus, as it may be supplemented, will be listed on the New York Stock Exchange, subject to official notice of issuance.

Preferred Stock

We are authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative, participating, option and other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our stockholders, including dividend rights, conversion rights, voting rights, redemption rights and terms of redemption and liquidation preferences.

Our board may fix the number of shares constituting any series and the designations of these series by adopting a certificate of designation relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the number of shares we are offering;

•	the offering price for those shares;

•	the maximum number of shares in the series and the distinctive designation thereof;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares will be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series;

•	any securities exchange or market on which the shares will be listed; and

•	any other preferences and relative, participating, operation or other special rights or qualifications, limitations or restrictions of the shares

You should also refer to the applicable certificate of designation for complete information about the terms, preferences and rights related to a particular series of our preferred stock, which we will incorporate as an exhibit to the registration statement of which this prospectus is a part. The prospectus supplement will contain a description of United States federal income tax consequences relating to the preferred stock, to the extent applicable.

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Second Amended and Restated By-Laws and Delaware Law

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Advance Notification of Stockholder Nominations and Proposals. Our amended and restated certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our amended and restated certificate of incorporation also requires that special meetings of stockholders be called only by our board of directors, our chairman or our president. In addition, our by-laws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 150 days prior to the first anniversary of the last annual meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Number, Election and Removal of the Board of Directors. As of the date of this prospectus, our board of directors consisted of seven directors. Our amended and restated certificate of incorporation authorizes a board of directors consisting of at least five, but no more than eleven, members, with the number of directors to be fixed from time to time by a resolution of the majority of our board of directors (or by a duly adopted amendment to our certificate of incorporation). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Between stockholders meetings, directors may be removed by our stockholders only for cause and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of our common stock.

Delaware Anti-Takeover Law. Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, an anti-takeover law, will apply to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of indebtedness. Any debt securities that we offer and sell will be our direct obligations. Debt securities may be issued in one or more series. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, with the required consent of the holders of outstanding debt securities, for issuance of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is subject to any amendments or supplements that we may enter into with the trustee(s). The material terms of the indenture are summarized below and we refer you to the indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

•

the title of the debt securities, including, as applicable, whether the debt securities will be issued as senior debt securities, senior subordinated debt securities or subordinated debt securities, any subordination provisions particular to the series of debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities (i.e., original issuance discount);

•	the date or dates, whether fixed or extendable, on which the principal of the debt securities will be payable;

•

the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and, in the case of registered securities, the record dates for the determination of holders to whom interest is payable;

•	the place or places where the principal of and any premium or interest on the debt securities will be payable and where the debt securities may be surrendered for conversion or exchange;

•

whether we may, at our option, redeem the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which, we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise;

•

if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable;

•

any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices at which, the currency in which and the period or periods within which, and the terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, and any provision for the remarketing of the debt securities;

•

the issuance of debt securities as registered securities or unregistered securities or both, and the rights of the holders of the debt securities to exchange unregistered securities for registered securities, or vice versa, and the circumstances under which any such exchanges, if permitted, may be made;

•

the denominations, which may be in United States Dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•

whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities (or forms thereof if unregistered and registered securities are issuable in that series), including the legends required by law or as we deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any other certificates which may be required under the indenture or which we may require in connection with the offering, sale, delivery or exchange of the debt securities;

•

if other than United States Dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

•	whether the debt securities may be issuable in tranches;

•

the obligations, if any, we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or a combination thereof, and the terms and conditions upon which such conversion or exchange will be effected (including conversion price or exchange ratio), and any limitations on the ownership or transferability of the securities or property into which the debt securities may be converted or exchanged;

•	if other than the trustee under the indenture, any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	if the debt securities do not bear interest, the applicable dates required under the indenture for furnishing information to the trustee regarding the holders of the debt securities;

•

any deletions from, modifications of or additions to (a) the events of default with respect to the debt securities or (b) the right of the Trustee or the holders of the debt securities in connection with events of default;

•	any deletions from, modifications of or additions to the covenants with respect to the debt securities;

•

if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amount will be determined;

•

whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and, if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

•

whether, under what circumstances and the currency in which, we will pay additional amounts on the debt securities to any holder of the debt securities who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether the debt securities will be secured by any collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor; and

•	any other material terms or conditions upon which the debt securities will be issued.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30 day months. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which the trustee and commercial banks are open for business in New York, New York.

Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may act as paying agent under the indenture.

The prospectus supplement will contain a description of United States federal income tax consequences relating to the debt securities, to the extent applicable.

Covenants

The applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness or restricting us or any of our subsidiaries from paying dividends or acquiring any of our or its capital stock.

Consolidation, Merger and Transfer of Assets

The indenture permits a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets, provided that:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of a United States jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•

we have delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Notwithstanding the foregoing, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term “wholly owned subsidiary” means any subsidiary in which we and/or our other wholly owned subsidiaries own all of the outstanding capital stock.

Modification and Waiver

Under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount of or interest on any debt securities;

•	an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;

•	a change in the currency in which any payment on the debt securities is payable;

•	an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or

•

a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

•	waive compliance by us with certain restrictive provisions of the indenture; and

•

waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of or interest on any series of debt securities.

Events of Default

Unless we indicate otherwise in the applicable prospectus supplement, “event of default” under the indenture will mean, with respect to any series of debt securities, any of the following:

•	failure to pay interest on any debt security for 30 days after the payment is due;

•	failure to pay the principal of any debt security when due, either at maturity, upon redemption, by declaration or otherwise;

•

failure on our part to observe or perform any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration. In addition, if there is an “event of default” under the indenture, it may trigger an event of default under our credit agreement.

The indenture requires us to furnish to the trustee not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer’s knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal of or interest on any debt securities if the trustee in good faith determines that the withholding of notice is in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity. If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee.

The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of not less than a majority in aggregate principal amount of the outstanding debt securities have made a written request of, and offered reasonable indemnity to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	no direction inconsistent with such written request has been given to the trustee under the indenture.

However, the holder of any debt security will have an absolute right to receive payment of principal of and interest on the debt security when due and to institute suit to enforce this payment.

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge of Indenture. Unless otherwise indicated in the applicable prospectus supplement, if at any time,

•

we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same shall have become due and payable, or

•

we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture, or

•

all the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities, then the indenture shall cease to be of further effect with respect to the debt securities of such series, except for (a) rights of registration of transfer and exchange, and our right of optional redemption, (b) substitution of mutilated, defaced, destroyed, lost or stolen debt securities, (c) rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any, (d) the rights, obligations and immunities of the trustee under the indenture, and (e) the rights of the holders of such series of debt securities as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.

Defeasance and Covenant Defeasance. Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series either:

•	to defease and be discharged from all of our obligations with respect to such debt securities (“defeasance”), with certain exceptions described below; or

•

to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”).

We must comply with the following conditions before the defeasance or covenant defeasance can be effected:

•

we must irrevocably deposit with the indenture trustee or other qualifying trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, trust funds in trust solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments; and

•

we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred.

In connection with defeasance, any irrevocable trust agreement contemplated by the indenture must include, among other things, provision for (a) payment of the principal of and interest on such debt securities, if any, appertaining thereto when due (by redemption, sinking fund payments or otherwise), (b) the payment of the expenses of the trustee incurred or to be incurred in connection with carrying out such trust provisions, (c) rights of registration, transfer, substitution and exchange of such debt securities in accordance with the terms stated in the indenture, and (d) continuation of the rights, obligations and immunities of the trustee as against the holders of such debt securities as stated in the indenture.

The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Global Securities

Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in the applicable prospectus supplement.

Notices

We will give notices to holders of the debt securities by mail at the addresses listed in the security register. In the case of notice in respect of unregistered securities or coupon securities, we may give notice by publication in a newspaper of general circulation in New York, New York.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act is applicable.

Regarding the Trustee

From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.

Outstanding Indebtedness

On August 8, 2007, we, including our consolidated subsidiaries, entered into a second amended and restated credit agreement, effective August 8, 2007, with a syndicate of bank lenders and U.S. Bank National Association, as LC bank and lead arranger and as agent for the lenders, for a $200 million senior secured credit facility comprised of a term loan facility in an initial aggregate amount of $50 million due and payable in quarterly installments with a final maturity date of August 8, 2014 and a revolving credit facility in an aggregate amount of up to $150 million with a final maturity date of August 8, 2012. At any time the outstanding principal balance of revolving loans under the revolving credit facility exceeds $25 million, such revolving loans will convert to an amortizing term loan, in an amount that we designate if we give notice, due and payable in quarterly installments with a final maturity date of August 8, 2014. As of January 15, 2010, we had $143.5 million outstanding under our term loan, and $13.0 million outstanding balance under our revolving variable-rate credit facility and available capacity of approximately $27.0 million, after taking into account the senior leverage ratio requirements under the credit agreement.

Our obligations under the credit agreement are the joint and several liabilities of us and our consolidated subsidiaries and are secured by liens on substantially all of the assets of such entities, including pledges of equity interests in the consolidated subsidiaries. Our credit agreement prohibits redemptions and provides that in the event we issue any additional equity securities, 50% of the cash proceeds of the issuance must be paid to our lenders in satisfaction of any outstanding indebtedness. Our credit agreement also contains a number of negative covenants that limit us from, among other things and with certain thresholds and exceptions, merging, consolidating or entering into a reorganization or similar transaction with another person, incurring indebtedness (including guarantee obligations) or liens, paying dividends, redeeming or repurchasing shares or making other payments in respect of capital stock. As of the date of this prospectus, we are in compliance with these covenants.

DESCRIPTION OF WARRANTS

We may offer to sell warrants from time to time. If we do so, we will describe the specific terms of the warrants in a prospectus supplement. In particular, we may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may also issue warrants independently or together with other securities and the warrants may be attached to or separate from those securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	certain United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific material terms, preferences, rights or limitations of or restrictions on the warrants.

You may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with other requested information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If you exercise fewer than all of the warrants represented by the warrant certificate, then we will issue you a new warrant certificate for the remaining amount of warrants.

You will not have any of the rights of the holders of the securities purchasable upon the exercise of warrants until you exercise them. Accordingly, you will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities you can purchase upon exercise of the warrants.

The information provided above is only a summary of the terms under which we may offer warrants for sale. Accordingly, please carefully review the applicable warrant agreement for more information about the specific terms and conditions of these warrants before investing in us. In addition, please carefully review the information provided in the applicable prospectus supplement, which contains additional information that is important for you to consider in evaluating an investment in our securities.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices or at fixed prices, which may change from time to time. We may sell the securities directly to one or more purchasers; through agents; to dealers; through underwriters, brokers or dealers; or through a combination of any of these sales methods. We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering, including:

•	the name or names of the underwriters, dealers or agents, if any, and the types and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters that we have named in the prospectus supplement will be underwriters of the securities offered by that prospectus supplement. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

The validity of the issuance of the securities that are covered by this prospectus will be passed upon for us by Katten Muchin Rosenman LLP, Chicago, Illinois. Further, to the extent that we use any underwriters or agents in connection with any offering of the securities, we expect that the counsel for such underwriters and/or agents will pass upon the validity of the securities as well.

EXPERTS

McGladrey & Pullen, LLP, an independent registered accounting firm, has audited (1) the consolidated financial statements of Dolan Media Company and its subsidiaries as of December, 31, 2007 and 2008 and for the years ended December 31, 2006, 2007, and 2008; (2) the consolidated financial statements of National Default Exchange Holdings, LP (and Predecessor) as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007; (3) the consolidated financial statements of The Detroit Legal News Publishing, LLC for the year ended December 31, 2006; and (4) the internal control over financial reporting of Dolan Media Company and its subsidiaries as of December 31, 2008, all incorporated by reference in this prospectus. These financial statements are so incorporated by reference in reliance upon McGladrey & Pullen’s reports dated December 18, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51), September 2, 2008, April 25, 2007, and March 11, 2009, and upon the authority of such firm as experts in accounting and auditing. The financial statements of The Detroit Legal News Publishing, LLC for the years ended December 31, 2007 and 2008, incorporated by reference in this prospectus, have been audited by Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP), an independent registered public accounting firm, and are so incorporated by reference in reliance upon its report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference room in Washington, D.C., at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at no cost from the SEC’s web site at http://www.sec.gov. Our shares of common stock are listed on the New York Stock Exchange and you can inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the securities being offered by us. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained or incorporated by reference in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. Information in this prospectus updates, and in some cases supersedes, information incorporated by reference from documents we have filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by reference in this prospectus.

The following documents that we have previously filed with the SEC are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009, and September 30, 2009;

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the portions of our Definitive Proxy Statement on Schedule 14A for the 2009 annual meeting of stockholders that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Current Reports on Form 8-K filed with the SEC on September 16, 2008, February 3, 2009, July 28, 2009, August 4, 2009, October 5, 2009, December 18, 2009, January 5, 2010, and January 19, 2010;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 17, 2007 and any amendments thereto filed to update the description; and

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the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on February 3, 2009 and any amendments thereto filed to update that description.

In addition, all documents filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all of the securities covered by this prospectus are incorporated by reference into, and deemed a part of, this prospectus from the date of filing of those documents.

Copies of these filings are available free of charge on our web site, www.dolanmedia.com. In addition, if you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. These documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into a document. You should direct any requests for documents to Dolan Media Company, Attention: Corporate Secretary, 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402, telephone: (612) 317-9420.

700,000 Shares

8.5% Series B Cumulative Preferred Stock

(Liquidation Preference $25.00 Per Share)

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

MLV & Co.

Co-Managers

Dougherty & Company	Northland Capital Markets

January 24, 2013